STRADLEY RONON STEVENS & YOUNG, LLP
                         2600 ONE COMMERCE SQUARE
                  PHILADELPHIA, PENNSYLVANIA  19103-7098



Direct Dial: (215) 564-8074

                              April 21, 1997


DMC Tax-Free Income Trust - Pennsylvania
One Commerce Square
Philadelphia, Pa.  19103

          Re:  Rule 24f-2 Notice

Gentlemen:

          You have informed us that, in accordance with Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), DMC Tax-Free Income Trust - Pennsylvania (the "Trust") intends to file a Rule 24f-2 Notice with the U. S. Securities and Exchange Commission. The Notice will recite that pursuant to the Rule the Trust, for the fiscal year ended February 28, 1997, sold shares of beneficial interest of its A Class, B Class, and C Class with an aggregate public offering price of $79,313,307 (not including $40,442,300 of shares issues in connection with dividend reinvestment plans which are reported on the Notice for purposes of the fee computation table). The Notice will make definite such amounts of shares of beneficial interest registered by the Trust under the Securities Act of 1933, as amended (the "1933 Act"), for such period. You have also informed us that all of such shares and fractions were issued in accordance with the provisions relating thereto in the registration statement filed by the Trust under the 1933 Act.

          We have acted as legal counsel to the Trust, which is organized as a common law trust under the laws of the Commonwealth of Pennsylvania, during the period of time referred to above and have reviewed the Trust's Amended and Restated Declaration of Trust dated February 28, 1977; its Procedural Guidelines; its registration statements under the 1940 and 1933 Acts; and such minutes of the proceedings of the Trustees and other documents as we deem material to our opinion.

          Based on the foregoing, we are of the opinion that all of the shares of beneficial interest of the Trust described in the Rule 24f-2 Notice as having been sold during the period covered by the Notice, were legally issued, fully-paid and non-assessable shares of beneficial interest of the Trust. Under Pennsylvania law, shareholders of the Trust, under certain circumstances, may be held personally liable as partners for the obligations of the Trust. The Amended and Restated Declaration of Trust contains an

DMC Tax-Free Income Trust - Pennsylvania
April 17, 1997
Page 2



express disclaimer of shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or the Trustees of the Trust. This disclaimer may not be effective in some jurisdictions or as to certain types of claims. The Amended and Restated Declaration of Trust for the Trust provides for indemnification out of the Trust property of any shareholder held personally liable for the obligations of the Trust. You have advised us that a discussion of the existence of potential shareholder liability for obligations of the Trust is set forth in the current Prospectus (or Statement of Additional Information) of the Trust which forms a portion of its registration statement under the 1933 Act.

          We hereby consent to the filing of this opinion with the U. S. Securities and Exchange Commission as an exhibit or accompaniment to the aforementioned Rule 24f-2 Notice and as an exhibit to the Trust's registration statement and to the reference to us in the prospectus of the Trust as legal counsel who have passed upon the legality of the offering of the shares of beneficial interest. We also consent to the filing of this opinion with the securities regulatory agencies of any states or other jurisdictions in which the shares of beneficial interest of the Trust are offered for sale.

                       Very truly yours,

                       STRADLEY, RONON, STEVENS & YOUNG, LLP



                        By:  /S/STEVEN M. FELSENSTEIN
                            ---------------------------
                            Steven M. Felsenstein



SMF/nk


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